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                                                                    EXHIBIT 12.1



                                                       RATIO OF EARNINGS TO FIXED CHARGES

                                REORGANIZED COMPANY                                  PREDECESSOR COMPANY
                      ---------------------------------------  --------------------------------------------------------------------
                      THREE MONTHS    YEAR      EIGHT MONTHS   FOUR MONTHS  THREE MONTHS      YEAR          YEAR          YEAR
                         ENDED       ENDED          ENDED         ENDED        ENDED         ENDED          ENDED        ENDED
                       MARCH 31,   DECEMBER 31,  DECEMBER 31,    APRIL 30,   DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30,
                         2004         2003           2002          2002         2001          2001           2000        1999
                       --------------------------------------  --------------------------------------------------------------------


(Loss) income from
  continuing
  operations before
  taxes                  7,429     (28,669)      (56,521)     1,404,513        3,434       (41,117)        (77,710)      (1,613,513)

Fixed charges            8,554      36,386        26,852          2,808        3,398         4,613          71,305          203,815

                        -------------------------------------  --------------------------------------------------------------------
Earnings
                        15,983       7,717       (29,669)     1,407,321        6,832       (36,504)         (6,405)      (1,409,698)
                        ====================================== ====================================================================


Fixed charges:
  Interest expense       8,554      36,386        26,852          2,808        3,398         4,613          71,305          203,815

                        -------------------------------------- --------------------------------------------------------------------
Total fixed charges
                         8,554      36,386        26,852          2,808        3,398         4,613          71,305          203,815
                        ====================================== ====================================================================



Ratio                      1.9x         --            --          501.2x         2.0x           --              --               --
                        ====================================== ====================================================================


Deficiency of earnings
  to fixed charges          --     (28,669)      (56,521)            --           --       (41,117)        (77,710)      (1,613,513)
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